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Exhibit 99.1

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        On November 1, 2004, Smurfit-Stone Container Corporation ("SSCC") merged the operations of its two principal operating subsidiaries, Stone Container Corporation ("Stone Container") and Jefferson Smurfit Corporation (U.S.) ("JSC(U.S.)"), with Stone Container as the surviving entity (the "Merger"). Stone Container was then renamed Smurfit-Stone Container Enterprises, Inc. ("SSCE"). JSCE, Inc. ("JSCE"), which was a holding company that conducted its operations through its wholly-owned subsidiary, JSC(U.S.), first merged with and into JSC(U.S.), with JSC(U.S.) as the surviving company, prior to the merger of Stone Container and JSC(U.S.). As a result, the financial data presented for JSC(U.S.) in the following unaudited pro forma financial statements is the same as for JSCE.

        The following unaudited pro forma condensed consolidated statements of operations were prepared to illustrate the estimated effects of the merger of Stone Container and JSC(U.S.), as if the transaction had occurred as of the beginning of the periods presented. The following unaudited pro forma condensed consolidated balance sheet was prepared as if the transaction had occurred as of June 30, 2004.

        The pro forma adjustments are based upon available information and upon certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements and the related notes thereto of Stone Container and JSCE.

        The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and do not purport to represent what our financial position or results of operations would actually have been if the merger of Stone Container and JSC(U.S.) had in fact occurred at such dates or to project our financial position or results of operations for any future date or period.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	June 30, 2004
	Stone Container Historical	JSCE, Inc Historical(c)	Intercompany Eliminations			SSCE Pro Forma
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$4	$6	$			$10
Receivables	274	368		(27	)(a)	615
Inventories	499	222				721
Deferred income taxes	145	16				161
Prepaid expenses and other current assets	46	20				66

Total current assets	968	632		(27)		1,573
Property, plant and equipment, net	3,455	1,333				4,788
Timberland, net	42	2				44
Goodwill	3,117	184				3,301
Notes receivable from SSCC		617 (e)				617
Other assets	213	150				363

	$7,795	$2,918		$(27)		$10,686

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$17	$435	$			$452	(d)
Accounts payable	329	245		(27	)(a)	547
Other accrued liabilities	326	176				502

Total current liabilities	672	856		(27)		1,501
Long-term debt, less current maturities	3,230	1,188				4,418	(d)
Other long-term liabilities	671	373				1,044
Deferred income taxes	527	464				991
Stockholder's equity:
Common stock and additional paid-in capital	3,016	1,205				4,221
Retained earnings (deficit)	(201)	(998)				(1,199)
Accumulated other comprehensive income (loss)	(120)	(170)				(290)

Total stockholder's equity	2,695	37		—		2,732

	$7,795	$2,918		$(27)		$10,686

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Stone Container Historical	JSCE, Inc Historical(c)	Intercompany Eliminations		SSCE Pro Forma
	(in millions)
Six Months Ended June 30, 2004:
Net sales	$2,626	$1,865	$(511	)(b)	$3,980
Cost of goods sold	2,369	1,674	(511	)(b)	3,532
Selling and administrative expenses	229	162			391
Restructuring charges	10	7			17

Income from operations	18	22	—		40
Interest expense, net	(118)	(54)			(172	)(d)
Interest income from SSCC		41 (e)			41
Other income (expense)—net	11	2			13

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(89)	11	—		(78)
(Provision for) benefit from income taxes	37	(4)			33

Income (loss) from continuing operations before cumulative effect of accounting change	$(52)	$7	$—		$(45)

Year Ended December 31, 2003:
Net sales	$5,051	$3,651	$(980	)(b)	$7,722
Cost of goods sold	4,430	3,222	(980	)(b)	6,672
Selling and administrative expenses	528	355			883
Restructuring charges	94	21			115
Loss on sale of assets		5			5

Income (loss) from operations	(1)	48	—		47
Interest expense, net	(237)	(104)			(341	)(d)
Interest income from SSCC		80 (e)			80
Gain (loss) from early extinguishment of debt	(1)	(2)			(3)
Other income (expense)—net	(44)	3			(41)

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(283)	25	—		(258)
(Provision for) benefit from income taxes	116	(5)			111

Income (loss) from continuing operations before cumulative effect of accounting change	$(167)	$20	$—		$(147)

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

SMURFIT-STONE CONTAINER ENTERPRISES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Intercompany Elimination Adjustments

(a)
To eliminate the effects of accounts receivables and accounts payables between Stone Container and JSC(U.S.).

(b)
To eliminate the effects of sales transactions between Stone Container and JSC(U.S.).

JSCE, Inc. Historical and SSCE Pro Forma

(c)
To incorporate, except for adjustments (a) and (b), the JSC(U.S.) balance sheet and income statements into Stone Container in connection with the Merger. Stone Container and JSC(U.S.) are entities under common control and, therefore, the historical cost basis of the acquired entity, JSC(U.S.), carries over into the combined entity.

(d)
In connection with the Merger, SSCE and Smurfit-Stone Container Canada, Inc., as borrowers, and SSCC, as guarantor, entered into a new credit agreement, which refinances and replaces SSCC's existing credit agreements in their entirety. The impact of the new credit agreement would not be material to the Company's financial statements and has therefore been excluded from these pro forma financial statements.

(e)
SSCE's notes receivable from SSCC mature on November 18, 2004. SSCC is considering various options to repay the notes, including exchanging certain of its shares of common stock of SSCE for the notes or extending the maturity of the notes. If an exchange of shares for the notes were to occur, SSCE's stockholder's equity would be reduced by the amount of the notes receivable from SSCC and interest income from SSCC in future periods would be eliminated.

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  Exhibit 99.1
SMURFIT-STONE CONTAINER ENTERPRISES, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
SMURFIT-STONE CONTAINER ENTERPRISES, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
SMURFIT-STONE CONTAINER ENTERPRISES, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SMURFIT-STONE CONTAINER ENTERPRISES, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS